Exhibit 1.1

Daimler AG

Articles of Incorporation*

I.             General Provisions

§ 1 Name, Registered Office

The name of the corporation is Daimler AG. The registered office of the corporation is in Stuttgart.

§ 2 Purpose

(1)           The general purpose for which the corporation is organized is to engage, directly or indirectly, in the business of development, production and sale of products and to render services, especially in the following lines of business:

•      surface vehicles

•      maritime vehicles, aerospace vehicles, and other products in the fields of transport, aerospace and marinetechnology,

•      engines and other propulsion systems,

•      electronic equipment, machinery and systems,

•      communication and information technology,

•      financial services of all kinds, insurance brokerage, and

•      management and development of real property.

(2)           The corporation may take all actions and measures which are incidental to the foregoing or necessary or desirable in order to accomplish the foregoing purposes.

(3)           The corporation may set up domestic and foreign subsidiaries and acquire interests in other companies. The corporation may purchase, dispose of, bring under joint management and conclude intercompany agreements with other companies, or limit itself to the management of its interests in such companies. The corporation is authorized to spin-off its business operations in subsidiaries, either in whole or in part.

(4)           The corporation may not engage directly in any financial services transactions or banking transactions and transactions with real property which are subject to licensing requirements.

* Convenience Translation

II.            Capital Stock and Shares

§ 3 Capital Stock*

(1)           The capital stock of the corporation amounts to 2,766,223,611.40 €. It is allocated into 964,080,082 no par value registered shares.

(2)           The Board of Management is authorized with the consent of the Supervisory Board to increase the Company’s capital stock in the period until April 8, 2013 by a total of €500,000,000.00, in one lump sum or by several partial amounts at different times, by issuing new, registered no par value shares in exchange for cash contributions (Authorized Capital I).

The shareholders are to be granted subscription rights.

The Board of Management, however, is authorized with the consent of the Supervisory Board to exclude shareholders’ subscription rights for residual or fractional amounts. The Board of Management is also authorized with the consent of the Supervisory Board to exclude shareholders’ subscription rights if this is necessary to grant subscription rights to holders of warrants or holders of convertible bonds or notes previously issued or to be issued in the future by Daimler AG or its subsidiaries in the amounts to which such holders would be entitled upon the exercise of their warrants or conversion rights or upon fulfillment of their conversion obligations.

Furthermore, the Board of Management is authorized with the consent of the Supervisory Board to exclude shareholders’ subscription rights if the issue price of the new shares is not significantly lower than the stock market price. However, this authorization applies only if the value of the shares issued with the exclusion of subscription rights pursuant to Section 186, Subsection 3, Sentence 4 of the German Stock Corporation Act (Aktiengesetz) does not exceed 10% of the capital stock — neither at the time when this authorization takes effect, nor when it is exercised. The sale of own shares is to be included in this limit of 10% of the capital stock if it takes place with the exclusion of subscription rights due to an authorization to sell own shares pursuant to Section 186, Subsection 3, Sentence 4 of the German Stock Corporation Act (Aktiengesetz) valid at the time of this authorization or an authorization in lieu thereof. Furthermore, shares issued or to be issued by way of honoring bonds with conversion and/or warrant rights are also to be included in this limit of 10% of the capital stock if the bonds were issued with the exclusion of subscription rights due to an authorization to issue bonds pursuant to Section 186,

* § 3 Capital Stock reflects the status of the Capital Stock as of January 2008

Subsection 3, Sentence 4 of the German Stock Corporation Act (Aktiengesetz) valid at the time when this authorization takes effect or an authorization in lieu thereof.

The Board of Management is authorized with the consent of the Supervisory Board to stipulate the other details of the shares’ rights and the conditions for issuing those shares.

(3)           The Board of Management is authorized with the consent of the Supervisory Board to increase the Company’s capital stock in the period until April 8, 2013 by a total of €500,000,000.00, in one lump sum or by several partial amounts at different times by issuing new, registered no par value shares in exchange for non-cash contributions (Authorized Capital II).

The Board of Management is authorized with the consent of the Supervisory Board to exclude the shareholders’ subscription rights.

The Board of Management is authorized with the consent of the Supervisory Board to stipulate the other details of the shares’ rights and the conditions for issuing those shares.

(4)           The capital stock of the corporation shall be conditionally increased by an amount not to exceed 300,000,000.00 € (Conditional Capital I). The conditional capital increase shall be undertaken only to the extent that

a)           the holders or creditors of conversion rights or option certificates attached to the convertible bonds and notes with warrants to be issued by Daimler AG or its majority owned direct or indirect subsidiaries up to April 5, 2010, in accordance with the enabling resolution of the Annual Meeting of the Shareholders on April 6, 2005, actually exercise their conversion or option rights or

b)           the holders or creditors of the convertible bonds to be issued by Daimler AG or its majority-owned direct or indirect subsidiaries up to April 5, 2010 in accordance with the enabling resolution of the Annual Meeting of the Shareholders on April 6, 2005 fulfill their conversion obligation.

The new shares shall participate in the profits of the corporation as of the beginning of the financial year in which such shares are created through the exercising of conversion or option rights or through the fulfillment of conversion obligations.

(5)           The capital stock of the corporation shall be conditionally increased by an amount not to exceed 116,719,285.20 € through the issuance of up to 40.678.829 no par value registered shares (Conditional Capital II). The conditional capital increase shall be undertaken only to the extent that the holders of option rights, issued by Daimler AG in the period up to April 18, 2005, in conformity with the resolution passed at the

Annual Meeting held on April 19, 2000, actually exercise their options and the corporation does not grant any of its own shares in fulfillment of the options. The new shares shall participate in the profits of the corporation as of the beginning of the financial years of their issuance.

§ 4 Share Certificates

(1)           The form and contents of share certificates, dividend coupons and renewal coupons, if any, shall be determined by the Board of Management upon the approval of the Supervisory Board. The same shall apply to debentures and interest coupons.

(2)           To the extent legally permissible and unless required under the rules of a stock exchange where the shares are listed, securitization of shareholders’ rights to stock certificates and dividend coupons is disallowed. The corporation may issue share certificates, representing individual shares or global shares.

III.           The Board of Management

§ 5 Composition

The Board of Management shall be constituted of not less than two members. The Supervisory Board shall appoint the members of the Board of Management in accordance with the provisions of the Stock Corporation Act and the Codetermination Act (Mitbestimmungsgesetz) and shall determine their number at its discretion.

§ 6 Representation of the Corporation

The corporation may be represented by two members of the Board of Management or by one member of the Board of Management jointly with one holder of general commercial power of attorney (Prokura).

IV.          The Supervisory Board

§ 7 Tasks and Powers of the Supervisory Board

(1)           The Supervisory Board has all the rights and responsibilities prescribed by law, the Articles of Incorporation or by other methods and means, in particular by rules of procedure. In particular, it shall monitor and advise the Board of Management in its management activities.

(2)           The Board of Management shall report to the Supervisory Board to the extent prescribed by law. Further reporting obligations can be stipulated in rules of procedure.

(3)           Changes to the Articles of Incorporation which merely affect the written form may be approved by resolution of the Supervisory Board.

§ 8 Composition, Term of Office, Resignation

(1)           The composition of the Supervisory Board shall conform to statutory requirements. Each appointment of members of the Supervisory Board shall be for a period ending no later than the close of the Annual Meeting which ratifies the members’ actions for the fourth financial year following the commencement of the term of office, without taking into consideration the financial year in which the aforesaid term of office commences. The Annual Meeting may specify a shorter term of office for the members elected by the shareholders.

(2)           No more than two former members of the Board of Management of the corporation elected by the Annual Meeting may be members of the Supervisory Board. Furthermore, the Annual Meeting shall not elect any persons to the Supervisory Board who at the time of election hold executive positions or advisory roles in major competitors of the corporation or in major competitors of its subsidiaries, or, if they are also members of the Board of Management of a listed company, hold more than four other Supervisory Board mandates in listed companies outside the Group in addition to the Supervisory Board mandate for the corporation.

(3)           Members of the Supervisory Board may resign from the Supervisory Board even without cause, by submitting four weeks’ notice in writing to the Supervisory Board Chairman and the Board of Management. An amicable reduction of the notice period is admissible.

§ 9 Chairman and Deputy Chairman of the Supervisory Board

(1)           The Supervisory Board shall elect a Chairman and a Deputy Chairman.

(2)           In the event of the resignation of the Chairman or Deputy Chairman, a successor shall be elected immediately.

(3)           The Chairman of the Supervisory Board, or in his absence his Deputy, shall preside as Chairman of the Supervisory Board Meeting and decide the order of items on the agenda and the manner of voting.

§ 10 Committees of the Supervisory Board

The Supervisory Board constitutes a committee as defined in § 27 para. 3 of the Co-determination Act. In addition, the Supervisory Board can form further committees for particular tasks and powers. The committees shall perform their assigned tasks on behalf of and in representation for the Supervisory Board as a whole, insofar as this is legally admissible.

§ 11 Resolutions of the Supervisory Board

(1)           A quorum of the Supervisory Board shall be constituted when notices have been issued to all its members at their last known address and at least ten members of the Supervisory Board participate in passing the resolution. Abstentions from members of the Supervisory Board are included when determining whether there is a quorum.

(2)           In justified exceptional cases, members of the Supervisory Board can, subject to the approval of the Chairman, take part in a meeting of the Supervisory Board or its committees via a telephone or video conference.

(3)           Members of the Supervisory Board who do not take part in the meeting nor in the manner described in para. 2 may participate in a resolution of the Supervisory Board and its committees by submitting their vote in writing (or also by fax) to the person chairing the meeting, prior to the vote. This shall also apply to the additional casting vote of the Chairman.

(4)           If not all members of the Supervisory Board attend a meeting of the Supervisory Board and the absent members of the Supervisory Board do not submit their votes as described in para. 3, the passing of the resolution shall be postponed if at least two members of the Supervisory Board taking part in the meeting so request. In the event of postponement and if a special meeting of the Supervisory Board is not convened, the resolution shall be deferred to the next regular meeting. A minority request for postponement shall be disallowed for the second resolution.

If the Chairman of the Supervisory Board is present at the meeting, or if one of the attending members is in possession of his vote submitted in the manner described in para. 3, the aforementioned sub-clause shall not apply when the number of shareholders’ representatives on the Supervisory Board take part in the meeting or take part in the passing of a resolution by submitting their vote in the manner described in para. 3 equals the number of employee representatives, or when an imbalance is offset by the voting abstention of certain Supervisory Board members.

(5)           The Chairman, or in his absence, the Deputy Chairman may also arrange for the voting on a resolution of the Supervisory Board to be carried out in writing, by fax or e-mail

— or by a combination of these communication media — if no member of the Supervisory Board objects to this procedure within an appropriate period of time, to be decided by the Chairman. The Chairman shall determine the details of the procedure. This regulation also applies to resolutions in committees.

(6)           Resolutions shall be passed by a simple majority of votes cast unless other forms of majority are required by law. Abstentions shall not be counted in determining the outcome of the vote. In the event of an equality of votes, any member of the Supervisory Board may request that a second vote be conducted. The Chairman, or in his absence, the Deputy Chairman shall decide when the vote is to be repeated. If the second vote also results in an equality of votes, the Chairman of the Supervisory Board shall be given an additional casting vote.

This regulation also applies to resolutions in committees, provided that the Chairman of the Supervisory Board and his Deputy shall be replaced by the Chairman of the Committee or his Deputy, unless otherwise required by binding statutory provisions.

§ 12 Duty of Confidentiality of Members of the Supervisory Board

(1)           The members of the Supervisory Board maintain secrecy regarding confidential corporate information, especially company or business secrets, being disclosed to the members of the Supervisory Board in their service; this obligation continues beyond the end of their office as a member of the Supervisory Board. The members of the Supervisory Board are particularly obliged to maintain secrecy concerning confidential reports and confidential deliberations. On the termination of their mandate, all confidential documents must be returned to the Chairman of the Supervisory Board.

(2)           If, contrary to para. 1, a member of the Supervisory Board for a special reason intends to communicate information concerning, in particular, the content and events of Supervisory Board meetings and the content of Supervisory Board submittals and resolutions to a third party, he must first inform the Chairman of the Supervisory Board of this in order to resolve any differences of opinion regarding the obligation to secrecy.

(3)           The members of the Supervisory Board shall ensure that any employee they involve similarly abide by the obligation to secrecy.

§ 13 Remuneration of the Supervisory Board, Liability Insurance

(1)           The members of the Supervisory Board shall be reimbursed for their expenses (including the costs of any value added tax incurred by them in the performance of their office) and receive fixed remuneration payable after the financial year-end. The remuneration shall amount to €100,000.00 for the individual member, three times this amount for the Chairman of the Supervisory Board, twice this amount for the Deputy Chairman of the Supervisory Board and the Chairman of the Audit Committee, 1.5 times this amount for chairmen of other Supervisory Board committees and for members of the Audit Committee, and 1.3 times this amount for members of the other Supervisory Board committees. If a member of the Supervisory Board exercises several of the aforementioned functions, he shall be remunerated solely according to the function with the highest remuneration. Membership of a committee for a financial year is only remunerated if the relevant committee has held at least one meeting in discharge of its duties in that period. The members of the Supervisory Board shall receive a flat fee of €1,100.00 for each meeting of the Supervisory Board and its committees that they attend as members.

If any members of the Supervisory Board step down from the Supervisory Board during the course of a financial year, they shall receive remuneration proportionate to the time of office served. If a member of the Supervisory Board steps down from a function for which there is increased remuneration, the previous sentence applies in relation to the remuneration for the relevant function.

(2)           Members of the Supervisory Board shall be covered by insurance against pecuniary damage, taken out in the interest of the corporation for executive bodies and certain senior executives, insofar as such coverage exists. The insurance premiums shall be paid by the corporation.

V.            The Annual Meeting

§ 14 Convening of Annual Meetings

The Annual Meeting shall be convened by the Board of Management or the Supervisory Board. It shall be held at the registered office of the corporation or at the location of a German stock exchange. Furthermore, the Annual Meeting may be held at any domestic location with more than 250,000 inhabitants.

§ 15 The Annual Meeting

The Annual Meeting which ratifies the actions of the Board of Management and the Supervisory Board, and approves the allocation of unappropriated profits, the appointment of auditors and, in the event stipulated by law, the audited financial statements and the acceptance of the consolidated financial statements (Annual Meeting), shall be held within the first eight months of each financial year.

§ 16 Requirements for Participation and Exercise of Voting Rights

(1)           Those shareholders who are registered in the share register on the day of the Annual Meeting and who have notified the corporation no later than on the third day before the Annual Meeting shall be entitled to participate in the Annual Meeting and to exercise their voting rights.

(2)           A shareholder may exercise his/her voting right by a proxy nominated by him/her.

(3)           The corporation shall elect a proxy representative to exercise the voting rights of the shareholders on their instruction. Powers of attorney may be granted to the corporate proxy representatives in writing, by fax or using electronic media in a manner to be determined in detail by the Board of Management. The details, in particular regarding the form and terms for conferring and revocation of powers of attorney, shall be announced together with the convention of the Annual Meeting.

§ 17 Voting Rights

Each share shall represent one vote.

§ 18 Chairman of the Annual Meeting

(1)           The Chairman of the Supervisory Board shall preside as Chairman of the Annual Meeting. In his absence, the Meeting shall be chaired by a member of the Supervisory Board appointed by the Chairman or, failing such appointment, the member elected by the shareholders’ representatives on the Supervisory Board in accordance with Section 27 sub-section 3 of the Codetermination Act. If none of the aforementioned is present or none agrees to chair the Meeting, the Chairman of the Meeting shall be elected by the Supervisory Board.

(2)           The Chairman shall preside over the proceedings and decide the order of business and the manner of voting.

(3)           The Chairman can set an appropriate time limit with respect to the right of shareholders to speak and ask questions. In particular, he is authorized to set an appropriate time limit for the duration of entire Annual Meeting, discussion of individual agenda items and individual contributions of comments or questions at the start of or during the Annual Meeting. Moreover, the Chairman has the authority to decide to end the debate, if deemed necessary for the appropriate conduct of the meeting.

§ 19 Resolutions

(1)           Resolutions shall be passed at Annual Meetings by a simple majority of votes cast, unless otherwise required by binding provisions of the Stock Corporation Act. If the Stock Corporation Act also requires that a resolution be passed by a majority of the capital stock represented at the Meeting, a simple majority of the capital represented shall suffice, unless otherwise required by law.

(2)           Individuals nominated for an office shall be elected based on the highest number of yes votes actually submitted.

§ 20 Conveyance of Information

Information to shareholders can also be conveyed by electronic means.

VI.          Financial Statements and Allocation of Unappropriated Profit

§ 21 Financial Year, Accounting

(1)           The financial year is the calendar year.

(2)           The Board of Management shall prepare the financial statements and the management report as well as the consolidated financial statement and the group management report for the previous financial year during the first three months of the financial year and shall submit them immediately to the Supervisory Board and to the auditors. The proposal to be made by the Board of Management at the Annual Meeting for the allocation of unappropriated profits is to be submitted to the Supervisory Board with the financial statements and the management report.

§ 22 Interim Distribution of Unappropriated Profit

Following the financial year-end, the Board of Management — with the approval of the Supervisory Board — may make an interim payment to the shareholders with respect to the foreseeable unappropriated profits, if the preliminary financial statements of the previous financial year indicate a profit for the year. The interim payment may not exceed one half of the unappropriated profit for the year remaining after deducting the amounts which are required to be transferred to retained earnings pursuant to law or to the Articles of Incorporation. Furthermore, the interim payment shall not exceed one half of the previous year’s unappropriated profit.

§ 23 Shareholders’ Participation in Profits

(1)           The dividends paid to shareholders shall be proportional to their shares in the stock capital of the corporation. When new shares are issued, a different entitlement to profits may be specified.

(2)           The Annual Meeting may also, insofar as permitted by law, approve the distribution of non-cash dividends, in addition to the distribution of cash dividends.

VII.         Announcements

§ 24 Announcements

Announcements by the corporation shall be published in the electronic version of the Federal Gazette (Elektronischer Bundesanzeiger).

VIII.        Expenses of Formation

§ 25 Expenses

Expenses and taxes incurred in connection with the formation of the corporation and its registration in the Commercial Register (in particular notary and court fees, expenses for announcements, taxes, legal and tax consultants’ fees, assessors’ fees, bank fees) shall be borne by the corporation up to an amount of 5,112.92 € in total.